SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 5, 2009

AMERICAN COMMUNITY PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

MARYLAND (State or other jurisdiction of incorporation)	1-14369 (Commission File Number)	52-2058165 (I.R.S. Employer Identification No.)

222 Smallwood Village Center
St. Charles, Maryland 20602
(Address of principal executive offices)(Zip Code)

(301) 843-8600
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective February 5, 2009, the Company’s Board of Trustees amended Article III, Section 10 of the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”), to simplify and standardize the overall non-employee Trustee compensation. The amendment will be applied retroactively to January 1, 2009. The amended provision is as follows:

“Compensation. Trustees that are not employees of the Trust or any of its affiliates shall each receive a fee of $10,000 per quarter. Additionally, the Chairman of the Audit Committee shall receive an additional $2,500 per quarter; the Chairman of the Compensation Committee shall receive an additional $750 per quarter; and the Chairman of the Nominating Committee shall receive an additional $750 per quarter. All such quarterly fees shall be paid in arrears on the last business day of the quarter. Trustees may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Trustees or of any committee thereof, and for their expenses, if any, in connection with each property visit and any other service or activity performed or engaged in as Trustees, but nothing herein contained shall be construed to preclude any Trustees from serving the Trust in any other capacity and receiving compensation therefor. Trustees are eligible to participate in any share incentive plan adopted for such purpose by the Trust, and shall each receive, immediately following each annual meeting of shareholders, an annual grant of restricted shares valued at $30,000 based on the terms of the Company's share incentive plan, which shall entitle the holder to any dividends declared on the Trust's common shares and shall become fully vested on the first anniversary of the grant date.”

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN COMMUNITY PROPERTIES TRUST
(Registrant)

Dated: February 10, 2009	By:/s/Matthew M. Martin
Matthew M. Martin Chief Financial Officer